Exhibit 22.1

NOTICE OF

ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION CIRCULAR

May 10, 2006

President’s Letter

To the shareholders of Strateco Resources Inc. (the Company)

Several months ago, the Company became interested in uranium exploration and acquired properties with the potential for uranium discoveries. The first property to be acquired was the Mont-Laurier Uranium project, followed by the Matoush property and the Eclat project in the Otish Mountains.

This strategy of diversification into uranium exploration has the inconvenience of tending to cloud the image of the Company’s mission for investors. Consequently, the board of directors decided to create a new company, Cadiscor Resources Inc. (Cadiscor), into which all the Company’s gold exploration assets would be transferred, allowing the Company to focus its exploration efforts on properties with uranium potential.

This corporate reorganization, which is subject to the approval of both securities regulators and the Company’s shareholders, comprises the following measures:

(a)

Sale of the Discovery and Montbray properties (the Properties) to Cadiscor in consideration of $4,700,172, payable as follows:

i)

20,000,000 common shares of Cadiscor issued to the Company at $0.16 per share for a total consideration of $3,200,172;

ii)

Assumption by Cadiscor of the balance of the purchase price pursuant to the terms of the Discovery sales agreement between the Company and GéoNova Exploration Inc. (GéoNova) dated February 15, 2006 (the GéoNova Agreement), under the following terms:

(1) Cadiscor pays GéoNova the sum of $275,000 no later than August 30, 2006;

(2) Cadiscor issues common shares of Cadiscor qualified by prospectus to GéoNova in the total amount of $1,000,000 or pays a lump sum of $1,000,000 to GéoNova, no later than August 30, 2006;

(3) Cadiscor reimburses the Company $225,000;

(4) Assumption by Cadiscor of the 2% net smelter return (NSR) payable to GéoNova, redeemable for $1,000,000, and royalties payable to third parties in relation with the Discovery property.

(b)

Reduction of the stated capital of the Company in the amount of $3,200,172 payable through a distribution to shareholders of the Company of the 20,000,000 common shares of Cadiscor held by the Company;

(c)

An initial public offering by Cadiscor and listing of Cadiscor’ shares on a recognized Canadian stock exchange.

Shareholders of record of the Company on the day immediately preceding the date of listing of Cadiscor shares on a recognized Canadian stock exchange will thus receive shares of Cadiscor in proportion to the number of shares of the Company held by them on that date.

Shareholders’ approval for the sale of the Properties and the reduction of stated capital is required at the shareholders’ meeting to be held on June 20, 2006 (the Meeting).

Detailed information on Cadiscor appears in the supplement to the management information circular prepared for the Meeting.

We are of the opinion that this reorganization will be beneficial to the shareholders of the Company, who will thereby receive an interest in a mining exploration company devoted to gold exploration and discovery while retaining their holdings in a company that controls projects with uranium discovery potential.

I am looking forward to meet you at the Meeting.

May 10, 2006.

(signed) Guy Hébert                                                 .

Guy Hébert, President and Chief Executive Officer

STRATECO RESOURCES INC.

1225 Gay Lussac, Boucherville, Québec J4B 7K1

NOTICE OF ANNUAL AND SPECIAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of Shareholders of Strateco Resources Inc. (the Company) will be held at Fairmount Hotel The Queen Elizabeth, Chaudière Room, 900 René-Lévesque Blvd. West, Montréal, Québec, June 20, 2006 at 10:30 a.m., for the following purposes:

1.

To present to the shareholders the Company’s management discussion and analysis, financial statements and auditors’ report for the financial year ended December 31, 2005;

2.

To elect the directors;

3.

To appoint the auditors and authorize the directors to fix their remuneration;

4.

To consider and, if deemed appropriate, approve a special resolution, a copy of which is attached to this management information circular as Schedule A, authorizing the Company to sell the Discovery and Montbray properties (the Properties) to Cadiscor Resources Inc. (Cadiscor), a wholly-owned subsidiary of the Company;

5.

To consider and, if deemed appropriate, approve a special resolution, a copy of which is attached to this management information circular as Schedule B, authorizing a $3,200,172 reduction of the stated capital of the Company through a distribution by the Company to its shareholders, in proportion to the number of common shares of the Company help by them, of the 20,000,000 common shares of Cadiscor received by the Company from the sale of the Properties; and

6.

To transact any other business as may properly come before the annual meeting.

A copy of the annual report containing the management discussion and analysis, financial statements and auditors’ report for the year ended December 31, 2005 is attached to this notice of meeting, as are the management information circular and supplementary information on Cadiscor, which contain additional information regarding the matters to be considered at the Meeting, and are hereby deemed to be an integral part of this notice.

Boucherville, Québec

May 10, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

 (signed) Guy Hébert

________________________________

GUY HÉBERT, President

The board of directors would like all shareholders to be present at the meeting. However, shareholders who are unable to attend the meeting in person are urged to complete the attached proxy form and return it to Computershare Investor Services Inc. in the envelope provided for this purpose. Proxies to be used at the meeting must be returned to Computershare Investor Services Inc. before the close of business on June 19, 2006.

STRATECO RESOURCES INC.

MANAGEMENT INFORMATION CIRCULAR

This management information circular is furnished in connection with the solicitation of proxies by the management of Strateco Resources Inc. (the Company) for use at the annual and special meeting of shareholders of the Company (the Meeting) to be held at the time and place and for the purposes set forth in the attached notice of meeting (the Notice) and any adjournment thereof. This solicitation will primarily be by mail, but proxies may also be solicited by directors and officers of the Company. The Company will bear all costs and expenses of this solicitation.

APPOINTMENT OF PROXIES

Persons mentioned in the accompanying form of proxy are directors of the Company. Any shareholder has the right to appoint a proxy to represent him at the Meeting other than the persons designated in the enclosed form of proxy, and may do so by crossing out the names indicated and by indicating the name of such nominee in the blank space provided. A proxy does not need to be a shareholder of the Company.

Shareholders who cannot attend the Meeting are urged to complete the attached form of proxy and return it to Computershare Investor Services Inc., 1500 University Street, Suite 700, Montreal, Québec, H3A 3S8 no later than June 19, 2006, or to remit it to the secretary of the Company immediately prior to the beginning of the Meeting. If the shareholder is a corporation, the signature of an officer on said form of proxy must be duly authorized in writing.

REVOCATION OF PROXIES

A shareholder who gives a proxy may at any time revoke the proxy, by written instrument signed by the shareholder or his agent duly authorized in writing or, if the shareholder is a corporation, by an officer duly authorized in writing and deposited at the head office of the Company or with Computershare Investor Services Inc., 1500 University Street, Suite 700, Montreal, Québec, H3A 3S8, no later than June 19, 2006 or deposited with the chairman or the secretary of the Meeting, immediately prior to the beginning of the Meeting or any adjournment thereof.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or duly appointed proxy holders are permitted to attend and vote at the Meeting. Shareholders who do not hold their shares in their own name (the Beneficial Shareholders) are advised that only proxies from shareholders of record can be recognized and voted at the Meeting. Beneficial Shareholders who complete and return an instrument of proxy must indicate thereon the person (usually a brokerage house) who holds their shares as a registered shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The instrument of proxy supplied to Beneficial Shareholders is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder.

If shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in such shareholder's name on the records of the Company. Such shares will more likely be registered under the name of the shareholder's broker or an agent of such broker. In Canada, the majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms). Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients. The directors and officers of the Company do not know for whose benefit the shares registered in the name of CDS & Co. are held.

Brokers and other intermediaries are required to request voting instructions from Beneficial Shareholders prior to shareholder meetings. Brokers and other intermediaries have their own procedures for sending materials and their own guidelines for the return of documents; these instructions are to be followed to the letter by the Beneficial Shareholder if the voting rights attached to their shares are to be cast at the Meeting.

In Canada, most brokers now delegate the responsibility of obtaining their clients’ instructions to ADP Investor Communications (ADP). Beneficial Shareholders who receive a voting instruction form from ADP may not use said form to vote directly at the Meeting. If you have questions on how to exercise voting rights attached to shares held through a broker or other intermediary, please contact the broker or intermediary directly.

Although a Beneficial Shareholder will not be recognized at the Meeting for the purposes of directly exercising voting rights attached to shares registered in the name of his broker (or a representative thereof), he may attend the Meeting as proxy of the registered shareholder and, as such, exercise the voting rights attached to such shares.

Unless otherwise indicated in this management information circular and in the attached form of proxy and Notice, the term shareholders shall mean registered shareholders.

VOTING OF SHARES REPRESENTED BY PROXIES

The voting rights conferred by the common shares (the Shares) and for which proxy is given by the duly-signed form in favour of the persons designated therein shall be exercised in the manner indicated whenever a ballot is taken at the Meeting. When a ballot is taken with respect to the election of directors, the appointment of auditors, the sale of the Discovery and Montbray properties (the Properties) and the reduction of the stated capital of the Company, the voting right conferred by the Shares shall be exercised for the same purposes and in the manner indicated in the appropriate paragraphs of this circular unless an abstention from voting for the election of directors or the appointment of auditors or an abstention from voting or a vote against the sale of the Properties or the reduction of the stated capital of the Company is stipulated in the proxy.

The directors soliciting the proxy undertake to carry out the instructions given by a shareholder in the proxy form. If no instruction is given, the votes will be cast in favour of the adoption of the resolutions set forth in the Notice. The accompanying form of proxy confers discretionary power with respect to amendments to the matters identified in the Notice and any other matters that may properly come before the Meeting, except for the election of a director who is not named as a nominee in the circular. To date, directors of the Company have no knowledge of any amendment to the questions discussed in the Notice or any other question that could be brought before the Meeting.

RECORD DATE

The Company has set May 12, 2006 as the record date for the Meeting. Only shareholders of record as at that date are entitled to receive the Notice as well as all other material pertaining to it.

Any person who acquires Shares after the record date is entitled to vote such Shares if said person can provide the share certificate(s) registered in his name or establish in another manner his ownership of the shares and requests that his name be registered on the shareholders’ list at least two days prior to the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

At May 5, 2006, 73,727,591 Shares of the Company were issued and outstanding. Each Share confers the right to one vote upon its holder duly registered on May 12, 2006, the reference date that determines which shareholders are entitled to receive the Notice and vote at the Meeting. To the knowledge of the management of the Company, at the date hereof, no person exercised control, directly or indirectly, over more than 10% of the Company’s issued and outstanding Shares.

PERSONS WITH INTERESTS IN CERTAIN MATTERS ON THE AGENDA

At the date hereof, to the knowledge of the management of the Company and with the exception of the information disclosed elsewhere in this circular, no person has any interest by way of beneficial ownership of securities or otherwise in any matter on the agenda.

_________________ / _________________

BUSINESS TO BE DEALT WITH AT THE MEETING

1.

DIRECTORS’ REPORT AND CONSOLIDATED FINANCIAL STATEMENTS (Item No. 1 on the Notice)

The management discussion and analysis and financial statements for the year ended December 31, 2005, together with the auditors’ report thereon, will be presented before the Meeting. The financial statements are included in the Company’s 2005 annual report that was mailed to the shareholders with the Notice and this circular.

2.

ELECTION OF DIRECTORS (Item No. 2 on the Notice)

Pursuant to the general by-laws, the business of the Company is managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen directors; there are currently six directors of the Company. Unless he resigns or his office becomes vacant upon his death or for any other reason in accordance with the Company’s by-laws, each director elected at the Meeting holds office until the date of the next annual meeting or until his successor is elected or appointed.

The persons named in the attached proxy form intend to vote in favour of the election of the nominees named hereunder, unless the shareholder signing a proxy has indicated his desire to abstain from voting regarding the election of directors.

Management of the Company does not contemplate that any of the nominees will be unable or unwilling, for any reason, to serve as a director.

Name, Municipality of Residence and Office held with the Company	Director since	Common Shares Over which Control is Exercised(1)	Principal Occupation
Guy Hébert Boucherville, Québec President and Director	13-04-00	4,427,114 (3)	President, BBH Géo-Management Inc.
Jean-Pierre Lachance, Saint-Hubert, Québec Executive Vice President and Director	13-04-00	439,250 (4)	Executive Vice President, Strateco Resources Inc.
Claude Hubert(2) Sainte-Julie, Québec Director	13-04-00	155,000	Honorary Professor, Université de Montréal
Robert Desjardins (2) Repentigny, Québec Director	31-10-01	125,000	President, Robert G. Desjardins et Associés Inc.
Jean-Guy Masse (2) Montréal, Québec Director	13-04-00	8,000	President and Director, Northern Precious Metals Funds Inc.
Francine Bélanger, (2)(5) Boucherville, Québec Director	From 13-04-00 to 30-10-01 and from 20-06-2002 to date	175,500	Accounting Consultant

(1)

Information relating to the Shares over which control or direction is exercised was provided by the nominees.

(2)

Member of the Audit Committee

(3)

Includes 137,500 Shares held under escrow for a total of 382,000 Shares held directly by Guy Hébert and 4,045,114 Shares held by two companies controlled by Mr. Hébert.

(4)

50,000 of the 439,250 Shares held by Mr. Lachance are under escrow.

(5)

F. Bélanger resigned as treasurer on March 21, 2006.

All the above nominees were elected directors at the previous shareholders meeting held on May 18, 2005, for which the notice of meeting included a management information circular. The mandate of directors mentioned above expires at the date of the next annual general meeting of shareholders.

Messrs Hébert and Lachance devote 75% and 100% of their time respectively to the Company’s business while the other directors devote less than 5% of their time.

3.

COMPENSATION OF EXECUTIVE OFFICERS

During the year ended December 31, 2005, the Company did not pay any compensation to its executive officers, except for Jean-Pierre Lachance, who received an allowance of $200.00 per month for the use of his personal vehicle in relation with the Company's activities.

During the year ended December 31, 2005, the Company incurred general and administrative expenses of $309,000 with BBH Géo-Management Inc.

The Company also paid management fees of $65,000, consultant and subcontractor fees of $120,000, travel and lodging expenses of $18,000 and share issue costs of $70,000 to this same company.

BBH Géo-Management Inc. is a company that provides the Company with project management and administrative services pursuant to a services agreement. Guy Hébert, the Company’s president, is the sole director of BBH Géo-Management Inc. and controls another company that is the majority shareholder of BBH Géo-Management Inc. Services provided to the Company by executive officers Guy Hébert and Jean-Pierre Lachance are paid for by BBH Géo-Management Inc.

		Annual remuneration (1)			Long-term compensation
					Awards		Payouts
Name and position (a)	Year (b)	Salary $ (c)	Bonus $ (d)	Other annual compensation $ (e)	Securities under option / SAR granted (#) (f)	Restricted shares or restricted units $ (g)	LTIP Payouts (4) $ (h)	All other compensation $ (i)
Guy Hébert, (2) Chef Executive Officer	2005	_	_	_	_	_	_	_
	2004	_	_	_	_	_	_	_
	2003	_	_	_	_	_	_	_
Jean-Pierre Lachance (3) Executive Vice President	2005	_	_	_	_	_	_	_
	2004	_	_	_	_	_	_	_
	2003	_	_	_	_	_	_	_

(1)

The Company did not pay any salary or other form of compensation directly to its executive officers.

(2)

The Company paid $111,062 in 2005, $132,125 in 2004 and $112,000 in 2003 to BBH Géo-Management Inc. for the consulting services of Guy Hébert. These sums are not representative of the amounts actually received by Mr. Hébert from BBH Géo-Management Inc. as salary.

(3)

The Company paid $108,225 in 2005, $95,678 in 2004 and $94,678 in 2003 to BBH Géo-Management Inc. for the consulting services of Jean-Pierre Lachance. These sums are not representative of the amounts actually received by Mr. Lachance from BBH Géo-Management Inc. as salary.

(4)

The Company does not have a long-term incentive plan (LTIP).

Stock Option Plan

The Company has a stock option plan for its executive officers, directors and consultants. A total of 3,800,000 common shares are reserved for issuance under the plan. The maximum number of options that can be granted to any participant cannot exceed 5% of the issued and outstanding shares of the capital stock. The exercise price of the options granted may not be less than the discounted market price of the common shares on the TSX Venture Exchange at the time the options are granted. The options granted are valid for a period established by the Board of Directors, not to exceed five years from the date the options are granted.

The Company has no stock appreciation rights (SAR) plan.

During the financial year ended December 31, 2005, the Company granted 1,100,000 stock options to its two executive officers under the terms of the stock option plan, as described in the following table:

Name	Securities under option	Percentage of total options granted to directors in the financial year	Exercise price	Market value of the securities under option on the eve of the award	Expiry
Guy Hébert President and Chief Executive Officer	300,000		$0.20	$36,000	Dec. 20, 2010
	200,000		$0.15	$24,000	Dec. 20, 2010
Jean-Pierre Lachance, Executive Vice President	300,000		$0.20	$36,000	Dec. 20, 2010
		$0.15	$36,000	Dec. 20, 2010

The following table shows the options exercised during the financial year by executive officers and the year-end value of unexercised options at December 31, 2005:

Name	Shares acquired on exercise of options (#)	Aggregate value realized ($) (1)	Unexercised options at year-end Exercisable / unexercisable	Value of unexercised in-the-money options at year-end Exercisable / unexercisable
Guy Hébert, President and Director	0	0	500,000 / 0	$90,000 / 0
Jean-Pierre Lachance, Executive Vice President and Director	0	0	600,000 / 0	$105,000 / 0

(1)

Whenever an option is exercised, the aggregate value realized is the difference between the market value on the date of the exercise of the option and the exercise price, multiplied by the number of shares.

Equity Compensation Plan Information as at December 31, 2005

75an Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighed-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Stock option plan Equity compensation plans approved by security holders	2,248,000	$0.19	1,552,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total:	2,248,000	$0.19	1,552,000

Liability Insurance

The Company has an insurance policy that provides directors’ and officers’ liability coverage of $1,000,000 per event. The Company paid an annual premium of $8,493 for the policy during the financial year.

Termination of Employment, Change in Responsibilities and Employment Contract

There are no employment contracts between the Company and its executive officers, nor is there any compensatory mechanism that may be triggered in the event of a change of control of the Company or a change in executive officers’ responsibilities pursuant to a resignation, retirement or any other termination of employment with the Company.

Directors’ Fees

The external directors receive fees for each board and audit committee meeting they attend with the exception of those directors who are also executive officers of the Company. Directors’ fees totalled $19,000 for the year ended December 31, 2005. Aside from stock options granted to directors under the stock option plan, directors do not receive any other fee or benefit from the Company.=0987654321##786543nd Officers

At the date hereof, no director, nominee as director or officer or anyone associated with them owed any amount to the Company.

4.

APPOINTMENT OF AUDITORS (Item No. 3 on the Notice)

With the exception of the first quarter of 2004, which was prepared by former auditors KPMG LLP, PETRIE RAYMOND, LLP, Chartered Accountants (PETRIE RAYMOND) have been the Company’s auditors since May 12, 2004. The fees paid to KPMG LLP and PETRIE RAYMOND in the past two years are shown in the table below:

Fees for the last two financial years

	2005 $	2004 $
a) Audit fees for the year ended December 31,	15,000	14,000
b) Fees for services related to the audit of the audited financial statements dated December 31,	8,035	9,020
c) Fees for tax services – Income tax returns	2,500	2,500
d) Other fees – review mandates to March 31 by KPMG LLP and to June 30 and September 30, 2004 and 2005 by PETRIE RAYMOND, LLP; PETRIE RAYMOND’s PCAOB registration fees in the United States in 2005.	9,850	10,800
Total	35,385	36,320

Management of the Company proposes that PETRIE RAYMOND, LLP, be appointed as auditors of the Company until the next annual meeting of shareholders of the Company and that the Board of Directors be authorized to fix their remuneration.

The persons named in the accompanying form of proxy intend to vote for the appointment of PETRIE RAYMOND, LLP, chartered accountants, as the Company’s auditors at the Meeting and to authorize the directors to fix their remuneration, unless the shareholder signing the proxy has indicated his intention to abstain from voting regarding the appointment of the auditors.

5.

SALE OF THE DISCOVERY AND MONTBRAY PROPERTIES (Item No. 4 on the Notice)

Discovery Property

/The Company entered into an agreement dated October 8, 2002, as amended on September 3, 2003, with GéoNova pursuant to which GéoNova granted the Company an option to acquire a 50% undivided interest in the Discovery and Cameron projects (hereafter collectively called “Discovery property”) in consideration of 600,000 common shares of the Company, each common share is accompanied by half a warrant, and $4,500,000 in exploration funding over a four-year period ending on June 4, 2006.

At December 31, 2005, the shares and warrants had been issued to GéoNova, and $2,965,409 had been spent on work on the Discovery property, leaving a balance of $1,500,000 in work to be performed by June 4, 2006. Under the circumstances, the Company offered to acquire a 100% undivided interest in the Discovery property from GéoNova in consideration of $1,500,000, including $25,000 paid by the Company on acceptance of the purchase offer on February 15, 2006 and the balance of $1,475,000 to be paid as follows:

i)

$200,000 on May 30, 2006;

ii)

$275,000 following the completion of Cadiscor’s initial public offering but no later than August 30, 2006; and

iii)

$1,000,000 payable no later than August 30, 2006, either in cash or in shares of Cadiscor qualified by prospectus,or, failing that, in shares of the Company.

In addition, a 2% net smelter return was granted to GéoNova. This royalty is redeemable for $1,000,000. The Company also agreed to assume royalties payable to third parties in relation to the Discovery property.

The Company and GéoNova signed a formal sales agreement dated February 15, 2006 for the Discovery property (the GéoNova Agreement).

Montbray Property

The Company has owned a 100% interest in the Montbray property since May 16, 2000.

Sales Agreement with Cadiscor

The board of directors recommended that Strateco be reorganized to enable the Company to focus its exploration and development efforts on its properties with uranium discovery potential. It was therefore advisabled to sell the Company’s gold-related assets, namely the Discovery and Montbray properties, to Cadiscor.

At its meeting of May 10, 2006, the Company’s board of directors approved the sale of the Discovery and Montbray properties to Cadiscor, on the following conditions and for the following consideration:

1.

Issuance to the Company of 20,000,000 common shares of Cadiscor at $0.16 per share for a total consideration of $3,200,172;

2.

Assumption by Cadiscor of the balance of the purchase price pursuant to the terms of the GéoNova Agreement, namely:

(i)

Payment to GéoNova of $275,000 no later than August 30, 2006;

(ii)

Issuance to GéoNova of common shares of Cadiscor qualified by prospectus in the total amount of $1,000,000 or, at Cadiscor’s discretion, payment of a lump sum of $1,000,000, no later than August 30, 2006;

(iii)

Assumption of the 2% net smelter return payable to GéoNova pursuant to the GéoNova Agreement;

(iv)

Assumption of royalties payable to third parties pursuant to the GéoNova Agreement.

3.

Reimbursement to the Company by Cadiscor of the purchase price instalments paid by the Company to GéoNova pursuant to the GéoNova Agreement, including $25,000 on acceptance of the offer on February 15, 2006, and $200,000 representing the instalment payable to GéoNova on May 30, 2006.

The Company and Cadiscor signed a sales agreement formally dated May 10, 2006 with terms as described above (the “Cadiscor Agreement”).

Closure of the Cadiscor Agreement is subject to prior conditions, including (i) approval of the sale of the Discovery and Montbray properties by the shareholders of the Company, (ii) closing of an initial public offering by way of prospectus by Cadiscor, and (iii) acceptance of the TSX Venture Exchange of the listing of Cadiscor shares. The Cadiscor Agreement stipulates that these prior conditions must be met on or before August 30, 2006, failing which the sale of the Properties will not take place.

In the event that the prior conditions are not met and the sale of the Properties to Cadiscor does not take place, the Company will pay GéoNova the balance of the Discovery property purchase price by issuing to GéoNova shares of its share capital for a market value of $1,000,000, and will pay GéoNova the final $275,000 instalment.

As the Discovery and Montbray properties represent a material portion of the Company’s assets, a vote in favour representing two-thirds (66.6%) of the common shares of the Company represented at the meeting in person or by proxy is required for approval of the sale of the Discovery and Montbray properties to Cadiscor.

In this regard, shareholders are being asked to approve a special resolution based on the draft special resolution attached to this circular as Schedule A. The Company’s board of directors recommends that shareholders of the Company vote for this special resolution.

The persons named in the accompanying form of proxy intend to vote for the special resolution attached to this circular as Schedule A, unless the shareholder signing the proxy has indicated his intention to abstain from voting or to vote against the resolution.

6.

REDUCTION OF STATED CAPITAL AND DISTRIBUTION OF CADISCOR SHARES (Item No. 5 on the

Notice)

In the event that the shareholders approve the special resolution on the sale of the Properties, the board of directors recommends that the stated capital of the Company be reduced by an amount of $3,200,172, being the value attributed to the Properties. This reduction of capital will be payable through a distribution to the Company’s shareholders of the 20,000,000 common shares of Cadiscor received by the Company for the sale of the Properties.

The 20,000,000 common shares of Cadiscor will be distributed to shareholders of record on the day immediately preceding the listing of the common shares of Cadiscor on a recognized Canadian stock exchange, in proportion to the number of shares of the Company held by each shareholder. No share fractions will be issued. Any shareholder entitled to receive a share fraction will instead receive a whole share of Cadiscor if the fraction is equal to or greater than half a share of Cadiscor. Detailed information on Cadiscor is provided in the supplement to this circular.

Cadiscor undertakes to complete the registration of Cadiscor shares under the terms of the United States Securities Exchange Act of 1934 prior to the distribution of such shares to shareholders.

Shareholders of the Company are being asked to approve a special resolution based on the draft special resolution attached to this circular as Schedule B approving the reduction in stated capital and distribution of Cadiscor shares. In order for the special resolution regarding the reduction in the stated capital of the Company and distribution of the common shares of Cadiscor to be approved, two-thirds (66.6%) of the common shares of the Company represented at the Meeting in person or by proxy must vote for the resolution. The Company’s board of directors recommends unanimously that shareholders of the Company vote for the special resolution on the reduction of capital and the distribution of the common shares of Cadiscor.

In the Company’s opinion, the distribution of Cadiscor shares to shareholders of the Company as part of the reduction of stated capital does not constitute a taxable dividend in the hands of the Company’s shareholders. See below under “General Matters – Tax Considerations”.

The persons named in the accompanying form of proxy intend to vote for the special resolution attached to this circular as Schedule B, unless the shareholder signing the proxy has indicated his intention to abstain from voting or to vote against the resolution.

______________ / ______________

GENERAL MATTERS

Income Tax Considerations

i)

Canadian Income Tax Considerations

The following is a brief summary of the main income tax considerations applicable to a shareholder of the Company arising from the reduction in stated capital related to the common shares of the Company and the distribution of Cadiscor shares.

This summary applies only to shareholders of the Company who own common shares of the Company as capital property, reside in Canada and deal at arm’s length with the Company for the purposes of the Income Tax Act (Canada) (the Tax Act). The following is not intended to cover all income tax considerations, including those that might apply to individual shareholders or particular categories of shareholder based on his or her personal situation. Shares held by certain financial institutions (as defined in the Tax Act) are generally not considered as capital property for such shareholders and are subject to special rules outlined in the Tax Act that are not discussed in this summary.

This summary is based on the provisions of the Tax Act, the regulation thereunder, proposals to amend such provisions announced prior to the date hereof, and the understanding of the Company’s legal counsel of the current administrative policies and practices of Revenue Canada.  It is assumed that the above-mentioned amendments will be adopted as presented. There can be no assurance that the Tax Act, the regulations thereunder, proposals to amend the act and regulation and the current administrative policies and practices of Revenue Canada will not be amended or interpreted in such as way as to change the income tax considerations described herein. Generally, the principal income tax considerations arising from the application of the Loi sur les impôts (Québec) should be the same as those resulting from the application of the Tax Act.

This summary is of a general nature only and does not constitute a legal opinion or income tax advice to any particular shareholder. Each shareholder is advised to seek independent advice regarding the income tax considerations applicable to his or her particular situation.

In the event that shareholders approve the special resolution regarding the reduction of state capital, the Company’s stated capital will be reduced by an amount of $3,200,172, and the Company will distribute to its shareholders all the common shares of Cadiscor issued to the Company as consideration for the sale of the Properties. In the Company’s opinion, the value of the common shares of Cadiscor to be distributed to the Company’s shareholders in relation to the reduction of capital will not exceed the amount of the reduction of capital, being $3,200,172. If the value of the common shares of Cadiscor distributed exceeds the amount of the reduction of stated capital, the excess will be deemed to be a taxable dividend on the shares of the Company held by the shareholders.

The value of Cadiscor shares distributed to shareholders of the Company must be deducted from the shareholder’s adjusted cost base for the shares of the Company. The distribution of Cadiscor shares to the Company’s shareholders does not in itself constitute a sale for tax purposes unless the amount to be deducted from the adjusted cost base exceeds the shareholder’s adjusted cost base for shares of the Company. In such a case, the shareholder would realize a capital gain equal to the amount of such excess. A shareholder who owns only flow-through shares of the Company acquired pursuant to a flow-through share offering would realize a capital gain equal to the value of the Cadiscor shares received in relation to the reduction of stated capital, as the flow-through shares are considered to have a nil adjusted cost base.

ii)

United States Income Tax Considerations

The United States income tax considerations applicable to residents of the United Sates who are shareholders of the Corporation and who receive shares of Cadiscor will be governed by United States tax laws. In general, for American income tax purposes, a shareholder who receives a distribution by a parent company in the form of shares of a subsidiary is taxed under the rules governing distributions of dividends or distributions other than dividends, contained in Section 301 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Depending on its nature, the distribution will be taxed either as a taxable dividend or as a nontaxable return of capital or capital gain. No advice is provided on the appropriate tax treatment or the disclosure requirements under American income tax law. Shareholders who are residents of the United States are advised to seek their own legal advice regarding the appropriate application of the reception of Cadiscor shares. In order to comply with the requirements of the Internal Revenue Service (IRS), we must inform you that any American federal tax advice contained herein is not intended for use nor may it be used by any taxpayer to avoid American federal income tax penalties.

Stock Exchange Listing

Once the Company receives shareholders’ approval for the sale of the Properties to Cadiscor, this latter will take the steps required to complete an initial public offering and list the shares on the TSX Venture Exchange.

Right of Dissent

In accordance with the provisions of Section 190 of the Canadian Business Corporations Act (CBCA), shareholders of the Company have the right to send the Company a written notice of opposition to the transfer of the Company’s mining assets to Cadiscor. In addition to any other rights such a shareholder may have, a shareholder who complies with the dissent procedures of Section 190 of the CBCA (a Dissenting Shareholder) is entitled, from the date that the resolution in Schedule A enters into effect, to be paid the fair value of the shares of the Company held by the Dissenting Shareholder.

A summary of the procedures for the exercise of the right of dissent as well as the provisions of Section 190 of the CBCA is attached to this circular as Schedule D. Shareholders of the Company wishing to exercise their right of dissent should consult this schedule. A Dissenting Shareholder may only exercise his right of dissent under Section 190 with respect to shares registered in the name of such shareholder. Failure to comply strictly with the provisions of Section 190 of the CBCA will result in the shareholder losing his right of dissent under this section.

Forward Looking Statements / American Legislation

This notice of annual and special meeting of shareholders and management information circular contain forward-looking statements as defined in Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Legislation Reform Act of 1995. Forward-looking statements can be recognized based on the context of the statement, particularly in the case of statements that describe opinions, estimates or expectations of the Company. Such statements provide no assurance of future results, and are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. The main risks and uncertainties that could have an impact on the creation of the subsidiary business and any related operation are related to the fact that such operations are subject to the approval of the directors, shareholders and regulatory authorities, as described above. The risks and uncertainties that could have an impact on the expected results and activities of Cadiscor Resources Inc. are as follows:  the general economic climate and interest rates, including changes in metals prices, amendments to government and public policy, amendments to environmental laws and regulations, the availability of and capacity to obtain additional financing to support future activities, the possibility of uninsured legal liability or unforeseen costs, changes in the economy, markets or activity sectors of the Company, competition, the availability of raw materials and unforeseen operational problems. These risks as well as the other risks and uncertainties that apply to the Company in a general fashion are discussed in the Company’s most recent 10-KSB annual report filed with the US Securities and Exchange Commission. The Company does not undertake to revise or update any such statements on the basis of new information or future events.

______________ / ______________

CORPORATE GOVERNANCE PRACTICES

The information below on the Company’s corporate governance is required under Policy 3.1 of the TSX Venture Exchange and National Instrument 58-101, Disclosure of Corporate Governance Practices.

Board of Directors

Francine Bélanger, Jean-Guy Masse, Claude Hubert and Robert Desjardins are all independent directors.

The following directors are not independent:

Guy Hébert	President
Jean-Pierre Lachance	Executive Vice President

Jean-Guy Masse, a director of the Company, is also a director of Northern Precious Metals 2005 Limited Partnership, a reporting issuer in Canada.

Orientation and Continuing Education

The directors stay informed and receive copies of all required information and updates at meetings of the board of directors and audit committee. Due to the small number of directors and the emerging nature of the Company, there is no formal continuing education program.

Ethical Business Conduct

The board of directors is careful to apply the measures in the Company’s Code of Ethics, particularly with regard to questions of conflict of interest, in order to encourage and foster an ethical business culture. The Code of Ethics can be consulted on the Company’s website at www.stratecoinc.com. Anyone interested may request a free copy of the code from the Company’s head office.

Nomination of Directors

The current members of the Company’s board of directors are reviewed before being nominated at the annual meeting of shareholders, by assessing their potential and actual involvement in protecting the Company’s interests the previous year and their experience and expertise in the areas of geology, administration and accounting.

The board of directors has also approved a policy of considering that a director who has sat on the board of directors for several years has a deeper knowledge of the Company and its history, which enables him to take more enlightened decisions at meetings of the board of directors.

New nominees are selected on the basis of industry references.

Compensation

There is no compensation committee as the directors and officers do not receive any compensation other than directors’ fees and reimbursement of expenses of external directors only, and a $200 per month car allowance for the executive vice president.

However, every three years, the directors approve the services contract with BBH Géo-Management Inc. in the absence of Guy Hébert, President and director of the Company, who is also a director of BBH Géo-Management Inc. This contract provides for the consulting fees, reviewed annually, charged to the Company by BBH Géo-Management Inc. for the consulting services provided by its executive officers.

Other Board Committees

The Company has no committees other than the audit committee.

The audit committee consists of Claude Hubert, Jean-Guy Masse, Robert Desjardins and Francine Bélanger. The audit committee meets several times a year to review the Company’s financial position, examine and recommend the approval of the quarterly financial statements, the audit mandates and audited annual reports, question the auditors and assess the Company’s returns, investments and portfolio of mining properties. The audit committee held four meetings during the financial year ended December 31, 2005. The audit committee charter is attached to this circular as Schedule C.

Assessments

The board of directors ensures that the board itself and the audit committee perform effectively by seeking advice from its legal counsels, consultants and collaborators and auditors as to any possible shortfalls and takes prompt corrective measures as required.

OTHER ITEMS ON THE AGENDA

Management of the Company is not aware of any amendment regarding the matters on the agenda set forth in the Notice nor of any other matters which may properly come before the Meeting other than those set forth in the Notice. However, if amendments to the matters on the agenda set forth in the Notice or other matters properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon those persons named therein for the purposes of voting according to their best judgement on amendments or any other matters, except the election of a director who is not a nominee named in the circular.

SHAREHOLDER PROPOSALS

Any shareholder wishing to present a proposal at the 2007 Annual Meeting must send such proposal to the Company before January 31, 2007 so that it may be included in the proxy solicitation documents for that annual meeting.

ADDITIONAL INFORMATION

Financial information on the Company is provided in the comparative financial statements and the management discussion and analysis for Company’s last financial year ended December 31, 2005.

Shareholders can obtain additional information on the Company on the SEDAR website at www.sedar.com or by making a request to the Company’s head office, 1225 rue Gay-Lussac, Boucherville, Québec J4B 7K1.

APPROVAL OF CIRCULAR

The Board of Directors of the Company has approved the contents of this circular and the information supplement and the sending of this management information circular to the shareholders.

Dated May 10, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

 (signed)  Guy Hébert     .

Guy Hébert, President

SCHEDULE A

RESOLUTION CONCERNING THE SALE OF THE DISCOVERY AND MONTBRAY PROPERTIES

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The sale of the Discovery and Montbray properties (the Properties) by the Company to Cadiscor Resources Inc. (Cadiscor) for a consideration of $4,700,172, payable as follows:

i)

the issuance to the Company of 20,000,000 Cadiscor common shares for a total value of $3,200,172 for a price of $0.16 per share;

ii)

payment to GéoNova of the following amounts:

a.

$275,000 no later than August 30, 2006;

b.

$1,000,000 in cash or in common shares of Cadiscor qualified by prospectus, no later than August 30, 2006;

iii)

the reimbursement of $225,000 to the Company by Cadiscor;

iv)

assumption by Cadiscor of  the 2% net smelter return payable to GéoNova; and

v)

assumption of royalties payable to third parties in relation to the Discovery property be and is hereby authorized and approved.

2.

The agreement for the sale of the Properties dated May 10, 2006 and the measures taken by the directors and officers of the Company to approve and sign such agreement be and are hereby confirmed, ratified, authorized and approved;

3.

Subject to paragraph 4 of this resolution, any director or officer of the Company be and is hereby authorized to execute any such document that he may deem necessary, desirable or useful to give effect to this resolution; and

4.

The directors of the Company be and are hereby authorized to choose the appropriate time to proceed with the transfer or to revoke this resolution before it becomes effective, without further approval of the shareholders.

SCHEDULE B

RESOLUTION CONCERNING THE REDUCTION OF STATED CAPITAL

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The reduction of stated capital pertaining to the common shares of the Company in the amount of $3,200,172 be and is hereby authorized and approved;

2.

The distribution to shareholders registered in the books of the Company on the day immediately preceding the date on which the shares of Cadiscor Resources Inc. (Cadiscor) are listed on a recognized Canadian stock exchange, in payment of this reduction of stated capital of 20,000,000 common shares of Cadiscor held by the Company, in proportion to the number of common shares of the Company held by them, subject to the approval of the regulatory authorities, be and is hereby authorized and approved;

3.

Subject to paragraph 4 of this resolution, any director or officer of the Company be and is hereby authorized to execute any such document that he may deem necessary, desirable or useful to give effect to this resolution; and

4.

The directors of the Company be and are hereby authorized to choose the appropriate time to proceed with the distribution or to revoke this resolution before it becomes effective, without further approval of the shareholders.

SCHEDULE C

STRATECO RESOURCES INC.

AUDIT COMMITTEE CHARTER

Constitution, Composition and Quorum

The board of directors of the company has appointed an audit committee comprised of a minimum number of three directors, all of whom should be financially literate in accordance with the applicable laws, by-laws and policies with respect to securities including Multilateral Instrument 52-110. The majority of the members of the audit committee must be independent directors. Each member of the audit committee must, amongst other things, be able to read and understand financial statements. The majority of the members must be Canadian residents. A majority of the members of the committee constitute quorum. The audit committee has the authority to appoint a chairman and a vice-chairman.

Powers and Authority

In the performance of its mandate, the committee has the right to examine the books, registers and accounts of the Company and its subsidiaries and to discuss such matters as well as any question concerning the financial situation of the Company or its subsidiaries with the officers and with the auditors of the Company and its subsidiaries.

The external auditor reports directly to the audit committee, and the committee has the power to communicate directly with the external auditor. The external auditor is present at all of the meetings of the committee where reports or financial statements that it has prepared or where public communications based upon these reports or financial statements are examined or approved by the committee. The external auditor can also be invited to other meetings. The chairman of the committee must convene a meeting of the audit committee if requested to do so by the external auditor. The audit committee meets privately with the external auditor, without management being present, at least once per year during the presentation of the annual financial statements and at any time upon request.

The committee has the right to require any employee of the company to discuss any question concerning the company’s financial reporting and may and shall investigate any complaint or concern raised with regard to accounting, internal accounting controls or the audit.

If the audit committee deems it appropriate, it can retain legal counsel or other independent counsels to assist it in fulfilling its duties and responsibilities, and it has the power and authority to approve and ensure the payment of their fees and disbursements.

Delegation

The audit committee cannot delegate to management any of the responsibilities that are part of its mandate. However, the committee may delegate to one or more of its independent members the authority to pre-approve non-audit services, provided that the pre-approval is presented to the audit committee at its first scheduled meeting following such a pre-approval and all of the conditions of Multilateral Instrument 52-110 on Audit Committees and of the pre-approved audit committee approval policies are met.

Reports

The audit committee must report to the directors on or about its work, activities and decisions at the meeting of the board of directors following the meeting of the audit committee, providing information on all topics discussed, decisions taken, means undertaken in order to study and examine the reports, statements and documents submitted, as well as the level of satisfaction of the members of the committee therewith, unresolved issues, disagreements and decisions taken.

Compensation

The board of directors determines the compensation to be received by the members of the audit committee for their services.

Audit Committee Mandate and Duties

1.

The audit committee must recommend to the board of directors:

i)

the external auditor to be appointed for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company; and

ii)

the compensation of the external auditor.

2.

The audit committee must be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the company, including the resolution of disagreements between management and the external auditor regarding financial reporting.

3.

The audit committee must pre-approve all non-audit services to be provided to the company or its subsidiaries by the company's external auditor.

4.

The audit committee must review the company's financial statements, management discussion and analysis and annual and interim earnings press releases before the company publicly discloses this information.

5.

The audit committee must be satisfied that adequate procedures are in place for the review of the company's public disclosure of financial information extracted or derived from the company’s financial statements, other than the public disclosure referred to in subsection 4, and must periodically assess the adequacy of those procedures.

6.

The audit committee must establish procedures for:

i)

the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and

ii)

the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

7.

The audit committee must review and approve the company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the company.

Boucherville, April 12, 2005.

SCHEDULE D

SUMMARY OF THE RIGHT OF DISSENT PROCEDURES
AND OF SECTION 190 OF THE CBCA

Section 190 of the Canadian Business Corporation Act (CBCA) contains the procedure to be followed by shareholders of Strateco Resources Inc. (Strateco or the Company) wishing to dissent with regard to the resolution on the transfer of mining assets (the Resolution) referred to in the management information circular. As indicated, each shareholder of Strateco is entitled to be paid the fair value of his shares under Section 190 of the CBCA if he claims his dissent with respect to the Resolution. There is no right of partial dissent. Consequently, a dissenting shareholder can only claim his dissent with respect to all shares held on behalf of any one beneficial owner and registered in the dissenting shareholder’s name.  Consequently, a shareholder can only exercise his right of dissent in respect of shares registered in his name.

The following text is a short summary of Section 190 of the CBCA.

A shareholder who wishes to claim his dissent under Section 190 of the CBCA must send his objection to the Resolution (the Notice of Dissent) to the Company no later than 5 p.m. (Montreal time) on the day of the meeting. The filing of a Notice of Dissent does not deprive the shareholder of his right to vote. A vote against the Resolution does not constitute a Notice of Dissent. However, the CBCA provides that a vote in favour of the resolution deprives the registered shareholder of the rights conferred by Section 190 of the CBCA.

Within 10 days after the shareholders of the Company adopt the Resolution, the Company must notify the dissenting shareholder of this fact. The shareholder has 20 days after the receipt of such notice (or, if such notice is not received, 20 days after learning of the adoption of the Resolution) to send the Company a written notice setting out his name and address, the number of shares subject to the dissent claim and a demand for payment of the fair value of said shares. Within 30 days of sending the written notice, the shareholder must send the Company any certificates representing shares subject to the dissent or forfeit his rights under Section 190 of the CBCA.  The Company or its transfer agent will endorse on the certificates received from the dissenting shareholder a notice that the holder is a dissenting shareholder, and return them to the shareholder forthwith.

If the proposal contained in the Resolution with regard to which the dissenting shareholder has sent a Notice of Dissent comes into effect, the Company is required to establish the fair value of the shares and offer to pay this amount to the dissenting shareholder. If this offer is not made or if it is not accepted within 50 days after the proposal considered in the Resolution takes effect, either of the parties may apply to a court to fix the fair value of the shares. The Company is not required to apply to a court. If a request is made by either party, the dissident shareholder will be entitled to receive payment in the amount set by the court, which may be lower or higher than the value of the common shares of the Company that the shareholder would otherwise have received.

Any notice sent to Strateco pursuant to Section 190 of the CBCA must be addressed to its head office referred to at the beginning of the management information circular.

The preceding summary is not intended to provide all the details of the procedure to be followed by a dissenting shareholder who wishes to obtain payment of the fair value of his common shares of Strateco. Section 191 of the CBCA requires the strict observance of the established procedure, and failure to do so may prejudice the shareholders’ right of dissent. Consequently, any shareholder wishing to exercise the right of dissent should study and comply strictly with the provisions of Sections 190 and 191 and consult his own legal advisors.